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                                                                      Exhibit 99

[Attach press release]


NEWS RELEASE
FOR IMMEDIATE RELEASE
                                                        Company Contact:
                                                        Stanley J. Musial
                                                        Chief Financial Officer
                                                        (302) 456-6789
                                                        www.sdix.com


                 Strategic Diagnostics' Salmonella Test Receives
                       AOAC Validation for New Food Groups

NEWARK, Del., August 25, 2003 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today reported that the AOAC Research Institute has certified the company's RapidChek(R) for Salmonella test for a variety of food groups, including whole milk, orange juice, liquid eggs, raw cabbage, and deli turkey. The test was previously validated for use in raw meat and poultry and earned the institute's Performance TestedSM certification. Expansion of the AOAC certification to include a variety of foods expands the application of the test across most food types.

Commenting on the expansion of the AOAC certification, Arthur A. Koch, the Company's President, stated, "Once again SDI has demonstrated its responsiveness to the needs of the market. Meat and poultry processors like the speed and accuracy RapidChek(R) brings to their operations, and now companies processing many other foods can enjoy the same benefits. Our product also has several advantages over products currently in the market, including faster time-to-result, easier to read test strips and room temperature storage."

Salmonella is the most common food pathogen and the Center for Disease Control estimates that between 2 and 4 million illnesses occur each year in the U.S. from the more than 2,000 strains of Salmonella. Tests for Salmonella represent approximately 50% of all food pathogen testing, and the worldwide market for rapid pathogen tests has been estimated to be approximately $180 million and growing. The official detection method currently used by the Food Safety and Inspection Service (FSIS) of the U.S. Department of Agriculture requires 48 hours to obtain a test result. SDI's test is designed for ease of use and to provide results in 24 hours, as fast as any other marketed Salmonella test known to the Company.

About Strategic Diagnostics Inc.
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. FeedChek(TM), TraitChek(TM), GMO QuickChek(TM), and GMOChek(TM) are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "could", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.